Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-76728) on Form S-8 of Plexus Corp. of our report dated June 17, 2025, with respect to the statement of net assets available for benefits of Plexus Corp. 401(k) Retirement Plan as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of Plexus Corp. 401(k) Retirement Plan.

/s/ Wipfli LLP
Milwaukee, Wisconsin

June 17, 2025